Exhibit 10.1

McKESSON CORPORATION
SUPPLEMENTAL PSIP II
Effective January 1, 2014
(Amended and Restated July 29, 2014)

McKESSON CORPORATION
SUPPLEMENTAL PSIP II
Effective January 1, 2014

A.	PURPOSE

1.
This Plan is established to allow certain executives of the Company to elect to defer compensation which cannot be deferred under the McKesson Corporation Profit Sharing Investment Plan (“PSIP”) because of limitations of tax laws and to provide for a Monthly Company Match and an Additional Company Match on those deferrals at a rate equivalent to the PSIP’s “Matching Employer Contribution” and “Additional Matching Employer Contribution.”

2.
This Plan is the successor plan to the Supplemental PSIP, as in effect on December 31, 2004 (the “Prior Plan”). Effective December 31, 2004, the Prior Plan was frozen and no new deferrals shall be made to it nor shall any matching contributions be allocated or vested under it after such date; provided, however, that any deferrals that were made to the Prior Plan or matching contributions that were allocated and vested under the Prior Plan before January 1, 2005 shall continue to be governed by the terms and conditions of the Prior Plan as in effect on December 31, 2004.

3.
Any deferrals made to or matching contributions that were allocated or vested under the Prior Plan after December 31, 2004 are deemed to have been made or allocated under this Plan and all such deferrals and matching contributions shall be governed by the terms and conditions of this Plan as it may be amended from time to time.

4.	This Plan is intended to comply with the requirements of Code Section 409A.

5.	Capitalized terms used in this Plan shall have the meaning set forth in Section M hereof.

B.	ERISA PLAN
This Plan is an unfunded deferred compensation program for a select group of management or highly compensated employees of the Company. The Plan, therefore, is covered by Title I of ERISA except that it is exempt from Parts 2, 3, and 4 of Title I of ERISA.

C.	PARTICIPATION

1.
Eligibility to Participate. The Administrator may, at his or her discretion, and at any time, and from time to time, select executives of an Employer who may elect to participate in this Plan (“Eligible Executives”). Selection of Eligible Executives may be evidenced by the terms of the executive’s employment contract with the Company, or by inclusion among the persons specified in writing by the Administrator. The Administrator may, at his or her discretion, and at any time, and from time to time, provide that executives previously designated as Eligible Executives are no longer Eligible Executives. If the Administrator determines that an executive is no longer an Eligible Executive, he or she shall remain a Participant in the

Plan until all amounts credited to his or her Account prior to such determination are paid out under the terms of the Plan (or until death, if earlier).

2.
Election to Participate by Eligible Executives and Deferral Election. Each Eligible Executive may become a Participant in the Plan by electing to defer Compensation, or by the Company crediting a Discretionary Contribution to an Account on behalf of an Eligible Executive, in accordance with the terms of this Plan. An election to defer shall be in writing and shall be made at the time and in the form specified by the Administrator. On electing to defer Compensation (or by accepting a Discretionary Contribution credited by the Company to an Account on behalf of an Eligible Executive) under this Plan, the Eligible Executive shall be deemed to accept all other terms and conditions of this Plan.

(a)
Timing of Elections. All elections to defer amounts under this Plan shall be irrevocable and shall be made pursuant to an election executed and filed with the Administrator before the amounts so deferred are earned. An election to defer Compensation shall be made prior to the beginning of the Plan Year in which it is earned and shall become irrevocable on the December 31 preceding such Plan Year.

(b)
Newly Eligible Executive Elections. However, if an executive becomes an Eligible Executive after the beginning of a Plan Year, he or she may make an election to defer Compensation for that Plan Year no later than 30 days after the date he or she becomes an Eligible Executive, which election shall become irrevocable at the end of the 30-day period or an earlier date that the Administrator prescribed; provided, however, such election shall apply only to Compensation earned after the election becomes irrevocable or at such later time the Administrator prescribes.

(c)
Modification of Elections. An election filed in accordance with the provisions of the preceding paragraphs (a) and (b) shall be applicable to the Plan Year with respect to which it is made and shall continue for subsequent Plan Years until suspended or modified in a writing delivered by the Participant to the Administrator, as described in this paragraph (c). An election to suspend further deferrals or to increase or decrease the amount deferred under the Plan shall apply only to Compensation otherwise payable to the Participant after the end of the Plan Year in which the election is delivered to the Administrator and such election shall become irrevocable on the date that the Administrator prescribes, but in no event later than December 31 of the Plan Year in which such election is made.

3.	Relation to Other Plans.

(a)
Other Plans. An Eligible Executive may participate in this Plan and may also participate in DCAP III or any successor plan. No amounts may be deferred under this Plan which have been deferred under any other plan of the Company and the Administrator may modify or render invalid a Participant’s election prior to such election becoming irrevocable to accommodate deferrals made under other plan(s).

(b)
Effect on Other Plans. For all other benefit programs maintained by the Company, amounts deferred by an Eligible Executive under this Plan may result in a reduction of benefits payable under the Social Security Act, the McKesson Corporation Retirement Plan, the PSIP and the McKesson Corporation Executive Benefit Retirement Plan.

D.	AMOUNTS OF DEFERRAL

1.
PSIP Supplement. This Plan allows an Eligible Executive to defer Compensation, and receive credit for a Monthly Company Match and Additional Company Match, to the extent that such deferrals (and corresponding Monthly Company Match and Additional Company Match) cannot be made under the PSIP because of the limitations in Code Section 401(a)(17) (limiting the amount of annual compensation to be taken into account under the PSIP to $210,000 in 2005, as adjusted from time to time under the Code).

2.	Amount of Deferrals. As illustrated in Appendix A, an Eligible Executive may elect to defer under this Plan up to an amount equal to (a) minus (b), where:

(a)	is the maximum rate of deferral for “Basic Contributions” under the PSIP multiplied by the Eligible Executive’s Compensation, and

(b)	is the maximum amount that the Eligible Executive is able to defer as a “Basic Contribution” under the PSIP, taking into account the limits of Code Section 401(a)(17).

E.	COMPANY CONTRIBUTIONS

1.	Company Match.

(a)	Eligibility.

(i)
Monthly Company Match. A Monthly Company Match shall be credited, with respect to each calendar month, to the Accounts of Eligible Executives who actually defer Compensation under this Plan for such calendar month.

(ii)	Additional Company Match. An Additional Company Match may be credited, with respect to each PSIP plan year, to the Accounts of Eligible Executives who actually defer Compensation under this Plan.

(b)	Amount of Match.

(i)
Monthly Company Match. The amount of the Monthly Company Match to be credited to the Account of an Eligible Executive for any calendar month shall be a percentage of the Eligible Executive’s deferrals under this Plan for the calendar month. This percentage shall be the same percentage as the “Matching Employer Contribution” (as defined in the PSIP) percentage that would have been credited to the Eligible Executive’s PSIP account if the Eligible Executive’s deferrals under this Plan had been made under the PSIP. In determining this amount, the Administrator shall take into account the different “Matching Employer Contribution” rates that may apply.

(ii)
Additional Company Match. The amount of the Additional Company Match to be credited to the Account of an Eligible Executive for any PSIP plan year shall be a percentage of the Eligible Executive’s deferrals under this Plan for the PSIP plan year. This percentage shall be the same percentage as the “Additional Matching Employer Contribution” (as defined in the PSIP) percentage that would have been credited to the Eligible Executive’s PSIP account if the Eligible Executive’s deferrals under this Plan had been made under the PSIP. In determining this amount, the Administrator shall take into account the different “Additional Matching Employer Contribution” rates that may apply.

2.
Discretionary Contribution. The Compensation Committee shall have the sole discretion to determine an amount credited to an Eligible Executive’s Account as a “Discretionary Contribution.” A Discretionary Contribution may be subject to such terms or conditions, including but not limited to vesting, as the Compensation Committee may specify in its discretion at the time the Discretionary Contribution is credited to a Participant’s Account. Except with respect to the Company’s executive officers, the Compensation Committee may delegate its authority under this Section E.2 to the Administrator.

F.	PAYMENT OF DEFERRED COMPENSATION

1.
Book Account and Interest Credit. Both Compensation deferred by a Participant and any Monthly Company Match, Additional Company Match or vested Discretionary Contribution for the benefit of a Participant shall be credited to a separate bookkeeping account maintained for such Participant (the “Account”). Interest or earnings shall be credited to each Account for each Plan Year at a rate equal to a rate declared or any other measurement device (the “Declared Rate”) approved by the Compensation Committee acting in its sole discretion after taking into account, among other things, the following factors: McKesson’s cost of funds, corporate tax brackets, expected amount and duration of deferrals, number and age of eligible Participants, expected time and manner of payment of deferred amounts, and expected performance of available fixed-rate insurance contracts covering the lives of Participants. Notwithstanding the foregoing, if a Change in Control occurs, the Declared Rate for the balance of the calendar year in which the Change in Control occurs and for the two calendar years immediately following the year in which the Change in Control occurs shall not be less than the Declared Rate as in effect on the day before the Change in Control occurs. Interest or earnings on each Account balance shall be compounded daily on each business day within the Plan Year to yield the Declared Rate for the Plan Year. Interest or earnings shall be credited to each Account as of the end of each business day.

2.	Vesting.

(a)	A Participant shall be 100% vested at all times in the value of the Participant’s elective deferrals and earnings thereon credited to the Participant’s Account.

(b)
A Participant shall vest in the amounts of Monthly Company Match and the Additional Company Match and earnings thereon credited to the Participant’s Account at the same time and in the same manner as if these amounts were “Matching Employer Contributions” or “Additional Matching Employer Contributions” under the PSIP and as if the rules of the PSIP concerning vesting applied to such amounts. For this purpose, any Monthly Company Match shall be deemed to be credited to an Account as of the last day of the calendar month with respect to which such Monthly Company Match is determined and any Additional Company Match shall be deemed to be credited to an Account as of the March 31 with respect to which such Company Match is determined. Any amounts that would be forfeited under the rules of the PSIP applicable to “Matching Employer Contributions” or “Additional Matching Employer Contributions” under the PSIP shall be forfeited hereunder. Any forfeiture under this

Plan of any portion of the Monthly Company Match or the Additional Company Match credited to a Participant’s Account shall eliminate any obligation of the Company to pay the forfeited amount hereunder.

(c)
Unless the Compensation Committee determines otherwise, a Participant’s Discretionary Contribution will be forfeited at the time of Participant’s Separation from Service for any reason, if such Participant has not satisfied the applicable terms and conditions, including vesting requirements, that the Compensation Committee imposed on the Discretionary Contribution under Section E.2. Any forfeiture under this Plan of any portion of the Discretionary Contribution credited to a Participant’s Account shall eliminate any obligation of the Company to pay the forfeited amount hereunder.

3.
Election of Methods of Payment. A Participant shall elect in writing, and file with the Administrator, a method of payment of benefits under this Plan from the following methods based upon the nature of the Payment Event. This election must be made no later than the later of (i) December 31, 2007 or (ii) 30 days after the date the Participant first becomes an Eligible Executive.

(a)	Retirement or Disability. If the Payment Event is due to the Participant’s Retirement or Disability, the Participant may choose one of the following payment methods:

(i)
Payment of the vested amounts credited to the Participant’s Account in any specified number of approximately equal annual installments, not in excess of the number of whole years remaining of the Participant’s life expectancy, determined as of his or her Retirement or Disability and based upon the mortality tables then in use under the McKesson Corporation Retirement Plan, the first installment to be paid at a designated interval following the Payment Event. For purposes of the Plan, installment payments shall be treated as a single distribution under Code Section 409A.

(ii)	Payment of the vested amounts credited to the Participant’s Account in a single lump sum upon the occurrence of the Retirement or Disability.

(iii)
If a Participant does not make any election with respect to the payment of the Participant’s Account, then such benefit shall be payable in a lump sum upon the occurrence of Participant’s Retirement or Disability, whichever is applicable.

Payment under this paragraph (a) pursuant to Participant’s Retirement, is subject to Section 5.

(b)
Death. Each Participant shall make an election of the manner in which any amount remaining in the Participant’s Account at the time of the Participant’s death shall be paid to his or her Beneficiary if such Participant has not yet received or begun receiving a distribution under the Plan. At the election of the Participant, benefits shall be paid in a lump sum or in up to ten annual installments; provided, however, if a Participant is in-pay status at the time of death, distribution of the Account, or portion of the Account, that is in-pay shall continue to be distributed to the Beneficiary as Participant elected to receive such distribution. A Beneficiary may not elect to accelerate, change the form of the payments pursuant to the Participant’s election, or further defer the payment of the Participant’s Account as described in Section F.4.

(c)
Separation from Service Not Due to Retirement or Death. If the Payment Event occurs as a result of the Participant’s Separation from Service, and such separation is not due to the Participant’s death or Retirement, payment of the vested amounts credited to the Participant’s Account shall be made in a single lump sum upon the occurrence of the Participant’s Separation from Service, subject to Section 5.

(If any Monthly Company Match or Additional Company Match is payable under Section E hereunder, that amount or first installment amount, whichever is applicable, may be paid separately and at a later date as provided in such section but not later than the end of the calendar year in which the Monthly Company Match or Additional Company Match is credited to the Participant’s Account.)

4.
Subsequent Change in Form of Payment. Once an election is made as to the form of payment upon a Payment Event, a Participant may alter the form of payment of amounts deferred under the Plan by a writing filed with the Administrator; provided that such alteration is made at least one year prior to the earliest Payment Event and does not provide for the receipt of such amounts earlier than five years from the previously scheduled Payment Event. A change to the form of a distribution may be modified or revoked until one year prior to the time a distribution is originally scheduled to be made, at which time such change shall become irrevocable. The last valid election accepted by the Administrator shall govern the payout. A change to the form of distribution may be modified or revoked until 12 months prior to the earliest scheduled Payment Event, at which time any such modification or revocation shall become irrevocable. The last valid election accepted by the Administrator shall govern the form of payment.

5.
Deminimis Cashout. Notwithstanding the Participant’s election, the Administrator in its sole discretion may distribute an Account to a Participant or a Beneficiary in a single payment if the value of the Account, and any other plan or arrangement with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Treasury Regulation section 1.409A-1(c)(2), is less than the Code Section 401(g)(1)(B) limit.

6.
Special Distribution Election on or before December 31, 2006. Participants who are identified by the Compensation Committee, in its sole discretion, may make a special distribution election to receive a distribution of their Account in calendar year 2007 or later; provided that the distribution election is made at least twelve months in advance of the newly elected distribution date (and the previously scheduled distribution date, if any) and the election is made no later than December 31, 2006. An election made pursuant to this Section F.6 shall be subject to any special administrative rules imposed by the Compensation Committee including rules intended to comply with Code Section 409A. No election under this Section F.6 shall (i) change the payment date of any distribution otherwise scheduled to be paid in 2006 or cause a payment to be paid in 2006, or (ii) be permitted after December 31, 2006.

7.
Date Payment Occurs. Payment shall be made or commence not later than ninety (90) days following the date the earliest Payment Event occurs. Notwithstanding the foregoing, a distribution scheduled to be made upon Separation from Service to a Participant who is identified as a Specified Employee as of the date he or she Separates from Service shall be delayed for a minimum of six months following the Participant’s Separation from Service. Any payment that otherwise would have been made pursuant to this Section F during such six-month period, if any, shall be paid on the first day of the seventh month following the Participant’s Separation from Service. The identification of a Participant as a Specified Employee shall be made by the Administrator in his or her sole discretion in accordance with Section M.28 of the Plan and Code Sections 416(i) and 409A and the regulations promulgated thereunder.

8.
Prohibition on Acceleration. Notwithstanding any other provision of the Plan to the contrary, no distribution will be made from the Plan that would constitute an impermissible acceleration of payment as defined in Code Section 409A(a)(3) and the regulations promulgated thereunder.

G.	BENEFICIARY DESIGNATION
A Participant may designate any person or entity as his or her Beneficiary, but may not designate more than one person or any person that is not a natural person without the approval of the Administrator. Designation shall be in writing and shall become effective only when filed with McKesson. Such filing must occur before the Participant’s death. A Participant may change the Beneficiary, from time to time, by filing a completed beneficiary designation with McKesson in the manner prescribed by McKesson in its sole discretion. If the Participant fails to effectively designate a Beneficiary in accordance with the Administrator’s procedures or the person designated by the Participant is not living at the time the distribution is to be made, then his or her Beneficiary shall be his or her beneficiary under the PSIP.

H.	SOURCE OF PAYMENT
Amounts paid under this Plan shall be paid from the general funds of McKesson, and each Participant and his or her Beneficiaries shall be no more than unsecured general creditors of McKesson with no special or prior right to any assets of the Company for payment of any obligations hereunder. Nothing contained in this Plan shall be deemed to create a trust of any kind for the benefit of any Participant or Beneficiary or create any fiduciary relationship between an Employer and any Participant or Beneficiary with respect to any assets of the Company.

I.	MISCELLANEOUS

1.
Withholding. Each Participant and Beneficiary shall make appropriate arrangements with McKesson for the satisfaction of any federal, state, or local income tax withholding requirements and Social Security or other employment tax requirements applicable to the payment of benefits under this Plan. If no other arrangements are made, McKesson may provide, at its discretion, for such withholding and tax payments as may be required.

2.
No Assignment. Except as otherwise provided in this Section I.2 or by applicable law, the benefits provided under this Plan may not be alienated, assigned, transferred, pledged, or hypothecated by any person, at any time. These benefits shall be exempt from the claims of creditors or other claimants and from all orders, decrees, levies, garnishments or executions.

If a court of competent jurisdiction determines pursuant to a judgment, order or approval of a marital settlement agreement that all or any portion of the benefits payable hereunder to a Participant constitute community property of the Participant and his or her spouse or former spouse (hereafter, the "Alternate Payee") or property which is otherwise subject to division by the Participant and the Alternative Payee, a division of such property shall not constitute a violation of this Section I.2, and any portion of such property may be paid or set aside for payment to the Alternate Payee. The preceding sentence, however, shall not create any additional rights and privileges for the Alternate Payee (or the Participant) not already provided under the Plan; in this regard, the Administrator shall have the right to refuse to recognize any judgment, order or approval of a martial settlement agreement that provides for any additional rights and privileges already not already provided under the Plan, including without limitation with respect to form and time of payment.

3.
Applicable Law; Severability. The Plan hereby created shall be construed, administered, and governed in all respects in accordance with ERISA and the laws of the State of California to the extent that the latter are not preempted by ERISA. If any provision of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereunder shall continue to be effective.

4.
No Right to Continued Employment, Etc. Neither the establishment or maintenance of the Plan nor the crediting of any amount to any Participant’s Account, nor the designation of an executive as an Eligible Executive, shall confer upon any individual any right to be continued as an employee of an Employer or shall affect the right of an Employer to terminate any executive’s employment or change any terms of any executive’s employment at any time.

J.	ADMINISTRATION OF THE PLAN

1.
In General. The Plan Administrator shall be the Executive Vice President, Human Resources of McKesson. If the Executive Vice President, Human Resources is a Participant, any discretionary action taken as Administrator which directly affects him or her as a Participant shall be specifically approved by the Compensation Committee. The Compensation Committee shall have authority and responsibility to interpret the Plan and shall adopt such rules and regulations for carrying out the Plan as it may deem necessary or appropriate. Decisions of the Compensation Committee shall be final and binding on all parties who have or claim any interest in the Plan. The Plan Administrator or Compensation Committee shall have the authority to delegate its authority under the Plan to an officer or group of officers of McKesson.

2.	Elections and Notices. All elections and notices made under this Plan shall be in writing and filed with the Administrator at the time and in the manner specified by him or her.

K.	AMENDMENT OR TERMINATION OF THE PLAN

1.
Amendment. The Compensation Committee may at any time, and from time to time, amend the Plan. Unless otherwise specified, such action shall be prospective only and shall not adversely affect the rights of any Participant or Beneficiary to any benefit previously earned under the Plan.

2.	Termination. The Board in its discretion may at any time terminate the Plan in accordance with Treasury Regulation section 1.409A-3(j)(4)(ix).

L.	CLAIMS AND APPEALS

1.
Informal Resolution of Questions. Any Participant or Beneficiary who has questions or concerns about his or her benefits under the Plan is encouraged to communicate with the Human Resources Department of McKesson. If this discussion does not give the Participant or Beneficiary satisfactory results, a formal claim for benefits may be made in accordance with the procedures of this Section L.

2.
Formal Benefits Claim - Review by Executive Vice President, Human Resources. A Participant or Beneficiary may make a written request for review of any matter concerning his or her benefits under this Plan. The claim must be addressed to the Executive Vice President, Human Resources, McKesson Corporation, One Post Street, San Francisco, California 94104. The Executive Vice President, Human Resources or his or her delegate ("Executive Vice President") shall decide the action to be taken with respect to any such request and may require additional information if necessary to process the request. The Executive Vice President shall review the request and shall issue his or her decision, in writing, no later than 90 days after the date the request is received, unless the circumstances require an extension of time. If such an extension is required, written notice of the extension shall be furnished to the person making the request within the initial 90-day period, and the notice shall state the circumstances requiring the extension and the date by which the Executive Vice President expects to reach a decision on the request. In no event shall the extension exceed a period of 90 days from the end of the initial period.

3.
Notice of Denied Request. If the Executive Vice President denies a request in whole or in part, he or she shall provide the person making the request with written notice of the denial within the period specified in Section L.2. The notice shall set forth the specific reason for the denial, reference to the specific Plan provisions upon which the denial is based, a description of any additional material or information necessary to perfect the request, an explanation of why such information is required, and an explanation of the Plan's appeal procedures and the time limits applicable to such procedures, including a statement of the claimant's right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

4.	Appeal to Executive Vice President.

(a)
A person whose request has been denied in whole or in part (or such person's authorized representative) may file an appeal of the decision in writing with the Executive Vice President within 60 days of receipt of the notification of denial. The appeal must be addressed to: Executive Vice President, Human Resources, McKesson Corporation, One Post Street, San Francisco, California 94104. The Executive Vice President, for good cause shown, may extend the period during which the appeal may be filed for another 60 days. The appellant and/or his or her authorized representative shall be permitted to submit written comments, documents, records and other information relating to the claim for benefits. Upon request and free of charge, the applicant should be provided reasonable access to and copies of, all documents, records or other information relevant to the appellant's claim.

(b)
The Executive Vice President's review shall take into account all comments, documents, records and other information submitted by the appellant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Executive Vice President shall not be restricted in his or her review to those provisions of the Plan cited in the original denial of the claim.

(c)
The Executive Vice President shall issue a written decision within a reasonable period of time but not later than 60 days after receipt of the appeal, unless special circumstances require an extension of time for processing, in which case the written decision shall be issued as soon as possible, but not later than 120 days after receipt of an appeal. If such an extension is required, written notice shall be furnished to the appellant within the initial 60-day period. This notice shall state the circumstances requiring the extension and the date by which the Executive Vice President expects to reach a decision on the appeal.

(d)
If the decision on the appeal denies the claim in whole or in part, written notice shall be furnished to the appellant. Such notice shall state the reason(s) for the denial, including references to specific Plan provisions upon which the denial was based. The notice shall state that the appellant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits. The notice shall describe any voluntary appeal procedures offered by the Plan and the appellant's right to obtain the information about such procedures. The notice shall also include a statement of the appellant's right to bring an action under Section 502(a) of ERISA.

(e)	The decision of the Executive Vice President on the appeal shall be final, conclusive and binding upon all persons and shall be given the maximum possible deference allowed by law.

5.
Exhaustion of Remedies. No legal or equitable action for benefits under the Plan shall be brought unless and until the claimant has submitted a written claim for benefits in accordance with Section L.2, has been notified that the claim is denied in accordance with Section L.3, has filed a written request for a review of the claim in accordance with Section L.4, and has been notified in writing that the Executive Vice President has affirmed the denial of the claim in accordance with Section L.4.

M.	DEFINITIONS
For purposes of the Plan, the following terms shall have the meanings indicated:

1.	“Account” shall mean the “Account” specified in Section F.l.

2.	“Additional Company Match” shall mean, with respect to any Plan Year, the amount credited to the Account of an Eligible Executive in accordance with Section E.l(a)(ii).

3.	“Administrator” shall mean the person specified in Section J.1.

4.	“Beneficiary” shall mean the person or entity described by Section G.

5.	“Board” shall mean the Board of Directors of McKesson.

6.	“Code” shall mean the Internal Revenue Code of 1986, as amended.

7.	“Company” shall mean McKesson and any affiliate that would be considered a service recipient for purposes of Treasury Regulation section 1.409A-1(g).

8.
“Compensation” shall mean “Compensation” as defined in Section 15.17 of the PSIP; provided, however, that Compensation for purposes of this Plan shall be determined without regard to the limit of Code Section 401(a)(17).

9.	“Compensation Committee” shall mean the Compensation Committee of the Board.

10.	“DCAP III” shall mean the McKesson Corporation Deferred Compensation Administration Plan III and predecessor or successor plans, if applicable.

11.	“Disability” shall mean that an individual is determined to be totally disabled by the Social Security Administration.

12.	“Discretionary Contribution” shall mean a Company contribution to a Participant’s Account made in the Compensation Committee’s discretion pursuant to Section E.2.

13.	“Eligible Executive” shall mean an employee of the Employer, or its affiliate or subsidiary, who is eligible to participate in this Plan under Section C.

14.	“Employer” shall mean McKesson and any other affiliate that would be considered a service recipient or employer for purposes of Treasury Regulation section 1.409A-1(h)(3).

15.	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

16.	“Identification Date” shall mean each December 31.

17.	“McKesson” shall mean McKesson Corporation, a Delaware corporation.

18.	“Monthly Company Match” shall mean, with respect to a calendar month, the amount credited to the Account of an Eligible Executive in accordance with Section E.1(a)(i).

19.
“Participant” shall be any Eligible Executive or former Eligible Executive for whom amounts are credited to an Account under this Plan. Upon a Participant’s death his or her Beneficiary shall be a Participant until all amounts are paid out of the decedent-Participant’s Account.

20.	“Payment Event” shall mean the earliest of the following: Retirement, death, Separation from Service other than due to Retirement or death, or Disability.

21.	“Plan” shall mean the McKesson Corporation Supplemental PSIP II.

22.	“Plan Year” shall mean the calendar year.

23.	“Prior Plan” shall mean the McKesson Corporation Supplemental PSIP.

24.	“PSIP” shall mean the McKesson Corporation Profit-Sharing Investment Plan, as amended from time to time.

25.	“Retirement” shall mean Separation from Service from the Employer after the date on which the Participant has attained age 50 and has at least five Years of Service.

26.
“Separation from Service” shall mean termination of employment with the Employer, except in the event of death or Disability, as provided under Treasury Regulation section 1.409A-1(h)(1)(ii). A Participant shall be deemed to have had a Separation from Service if the Participant’s service with the Employer is reduced to an annual rate that is equal to or less than twenty percent of the services rendered, on average, during the immediately preceding three years of service with the Employer (or if providing service to the Employer less than three years, such lesser period).

27.	“Service” shall mean an Eligible Executive’s employment with the Company, commencing with the first day of such employment and ending on the day the Eligible Executive has a Separation from Service.

28.	“Specified Employee” shall mean a Participant who, on an Identification Date, is:

(a)
An officer of the Company having annual compensation greater than the compensation limit in Section 416(i)(1)(A)(i) of the Code, provided that no more than fifty officers of the Company shall be determined to be Specified Employees as of any Identification Date;

(b)	A five percent owner of the Company; or

(c)	A one percent owner of the Company having annual compensation from the Company of more than $150,000.
For purposes of determining whether a Participant is a Specified Employee, Treasury Regulation section 1.415(c)-2(d)(4) shall be used to calculate compensation. If a Participant is identified as a Specified Employee on an Identification Date, then such Participant shall be considered a Specified Employee for purposes of the Plan during the period beginning on the first April 1 following the Identification Date and ending on the next March 31.

29.	“Year of Service” shall mean a period of 365 aggregate days of Service (including holidays, weekends and other non-working days).
N.SUCCESSORS
This Plan shall be binding on the Company and any successors or assigns thereto.

O.	EXECUTION
To record the adoption of the amended and restated Plan by the Compensation Committee of the Board of McKesson Corporation at a meeting held on July 29, 2014, effective as of January 1, 2014.

MCKESSON CORPORATION

By
/s/ Jorge L. Figueredo
Jorge L. Figueredo
Executive Vice President, Human Resources

APPENDIX A

EXAMPLE OF DEFERRALS UNDER PLAN
The following example illustrates the extent to which a Participant could make deferrals under this Plan. The example assumes that the applicable compensation limit under Code Section 401(a)(17) is $210,000.
E’s Compensation is $350,000. E elects to make Basic Contributions under PSIP at the rate of 5% of his Compensation. Because Code Section 401(a)(17) limits the amount of E’s compensation which may be considered by PSIP to $210,000, E’s Basic Contributions for the year are limited to $10,500 (5% of $210,000). Accordingly, E may defer $7,000 (5% of his Compensation in excess of $210,000) into this Plan. This deferral will then be eligible for a Monthly Company Match and an Additional Company Match based on the PSIP’s “Matching Employer Contribution” and “Additional Matching Employer Contribution” for the relevant PSIP calendar months and plan year.